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                                                                    EXHIBIT 12.1



                                 BORGWARNER INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

             (in million, except ratio of earnings to fixed charges)

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                                                                                                            NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                            ---------------------------------------------------------    -------------------------

COMPUTATION OF EARNINGS:                     1996         1997        1998         1999        2000         2000         2001
------------------------                     ----         ----        ----         ----        ----         ----         ----

Net Income Before Cumulative
Effects of Accounting Change                  $41.8       $103.2       $94.7       $132.3       $94.0        $86.3       $64.2
         Plus Fixed Charges                    26.2         30.8        32.8         56.3        72.1         53.5        43.8
         Less Capitalized Interest             (1.9)        (3.6)       (3.7)        (4.0)       (5.6)        (3.0)       (3.8)
         Plus Income Taxes                     12.9         54.7        46.0         74.7        54.8         50.3        38.3
         Less Equity Income                   (14.3)       (14.0)       (5.5)       (11.7)      (15.7)       (11.9)      (12.0)
         Plus Equity Dividend                   5.0          4.8         3.9          5.5        25.5         15.3         4.7
         Plus Minority Interest                 2.6          3.2         2.1          1.3         2.7          1.9         2.4
         Plus Amortization of
              Capitalized Interest              1.1          1.1         1.3          1.3         1.5          1.1         1.2

Adjusted Earnings                             $73.4       $180.2      $171.6       $255.7      $229.3       $193.5      $138.8
                                              =====       ======      ======       ======      ======       ======      ======

COMPUTATION OF FIXED CHARGES:
-----------------------------

Interest Expense                              $21.4        $24.6       $26.9        $49.2       $62.6        $47.7       $37.5
     Plus Capitalized Interest                  1.9          3.6         3.7          4.0         5.6           3.0        3.8
                                            -------      -------     -------      -------     -------       -------    -------
(a)  Interest Expense, Gross                  $23.3        $28.2       $30.6        $53.2       $68.2        $50.7       $41.3

Total Rental Expense                           $8.6         $7.8        $6.5         $9.4       $11.8         $8.5        $7.6
(b)  1/3 Rental Expense                        $2.9         $2.6        $2.2         $3.1        $3.9         $2.8        $2.5

(a) + (b) Fixed Charges                       $26.2        $30.8       $32.8        $56.3       $72.1        $53.5       $43.8
                                              =====        =====       =====        =====       =====        =====       =====
RATIO OF EARNINGS TO FIXED CHARGES              2.8          5.9         5.2          4.5         3.2          3.6         3.2

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